Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW ANNOUNCES FILING OF REGISTRATION STATEMENT FOR CERTAIN DIRECTORS

September 26, 2005 – White Plains, NY: Drew Industries Incorporated (“Drew”) (NYSE: DW) today announced that it had filed a registration statement on Form S-3 on behalf of five directors (two of whom are also corporate officers), to register for sale an aggregate of 2,088,388 shares, or 9.8%, of its outstanding common stock. If all of the shares are sold, insider’s holdings of Drew common stock will be reduced from approximately 23% to 14%. All share amounts reflect the September 7, 2005 two-for-one stock split of Drew common stock. Share ownership and ownership percentages include applicable options exercisable within 60 days.

Leigh J. Abrams, President and CEO of Drew and David L. Webster, President and CEO of Kinro, Inc., a wholly owned subsidiary of Drew, each intend to sell 100,000 shares pursuant to the registration statement upon the exercise of stock options which expire in November 2005. After the sale, Mr. Abrams will own 259,616 shares and Mr. Webster will own 227,680 shares, or an aggregate of 2.3% of the outstanding common stock.

Edward W. Rose, III, who has been Chairman of the Board of Directors of Drew since 1979, intends to sell 500,000 shares. After the sale, Mr. Rose will own 1,754,160 shares, or 8.3% of the outstanding common stock.

L. Douglas Lippert, Chairman of the Board of Lippert Components, Inc. (“LCI”), a wholly owned subsidiary of Drew, and a Director of Drew, intends to sell approximately 1.2 million shares, including shares owned by several family trusts. From 1997, when Drew acquired LCI, until February 2002, Mr. Lippert also served as President and CEO of LCI. After the sale Mr. Lippert will own 162,286 shares, or 0.8% of the outstanding common stock.

James Gero, a director of Drew since 1992, intends to sell 200,000 shares. After the sale, Mr. Gero will own 78,320 shares, or 0.4% of the outstanding common stock.

The shares are being offered on a delayed or continuous basis using the “shelf” registration process and may be sold from time to time or in one or more transactions. The selling stockholders intend to sell their shares in block transactions rather than on the open market through Jones Trading Institutional Services, LLC, 28 Deer Street, Portsmouth, NH 03801, from whom a written Prospectus may be obtained after the registration statement becomes effective. Each selling stockholder is paying his proportionate share of all registration expenses, selling expenses, underwriting discounts, and selling commissions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, axles, steps, electric stabilizer jacks, and trailers for hauling equipment, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 48 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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